Exhibit 99.3

NEWS RELEASE

RLI Corp.	9025 N. Lindbergh Drive | Peoria, IL 61615-1431
P: 309-692-1000 | F: 309-692-1068 | www.rlicorp.com

FOR IMMEDIATE RELEASE	CONTACT: Aaron Jacoby
(309) 693-5880
Aaron.Jacoby@rlicorp.com
www.rlicorp.com

RLI declares dividend

PEORIA, ILLINOIS, August 18, 2011, RLI Corp. (NYSE:RLI) — The RLI Corp. board of directors has declared a third quarter regular cash dividend of $0.30 per share, the same amount as the prior quarter.  The dividend is payable on September 20, 2011 to shareholders of record as of August 31, 2011.

RLI has paid regular dividends for 141 consecutive quarters and increased regular dividends in each of the last 36 years.

The company’s dividend yield would be 1.95%, based on the $1.20 indicated annual dividend and yesterday’s closing stock price of $61.43.

RLI, a specialty insurance company, offers a diversified portfolio of property and casualty coverages and surety bonds serving niche or underserved markets. RLI operates in all 50 states from office locations across the country. RLI’s insurance subsidiaries — RLI Insurance Company, Mt. Hawley Insurance Company and RLI Indemnity Company — are rated A+ “Superior” by A.M. Best Company and A+ “Strong” by Standard & Poor’s. RLI’s newest subsidiary, Contractors Bonding and Insurance Company, is rated A “Excellent” by A.M. Best Company. RLI is recognized as one of the insurance industry’s top performing companies by its designation as a Ward’s 50® Top P&C Performer and has been a member of the group for 21 straight years since the list’s inception in 1991.

For additional information, contact Aaron Jacoby, Vice President, Corporate Development at (309) 693-5880 or at aaron.jacoby@rlicorp.com or visit our website at www.rlicorp.com.

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